Exhibit 99.2

Ralcorp Announces Details of Separation of Post Cereals Business

ST. LOUIS, Jan. 17, 2012 /PRNewswire/ — Ralcorp Holdings, Inc. (NYSE: RAH) (“Ralcorp” or the “Company”) announced today that its Board of Directors approved the separation of its subsidiary, Post Holdings, Inc. (“Post”), subject to certain conditions referred to below.

“We are pleased with the progress of our separation plans for Ralcorp and Post. The separation will enable both companies to focus on their respective business strategies, while allowing investors to select discrete themes in terms of branded and private-brand foods,” said William P. Stiritz, Chairman of Ralcorp’s Board of Directors. “The Board’s actions reflect our confidence in the underlying strengths of these companies and their ability to create value for shareholders.”

Ralcorp will complete the separation by distributing at least 80 percent of the outstanding shares of common stock of Post, to holders of Ralcorp common stock of record as of the close of business, Eastern Time, on January 30, 2012 (the “Record Date”). Each such holder will receive one share of Post common stock for every two shares of Ralcorp common stock held on the Record Date. The distribution will be effective at 11:59 p.m., Eastern Time, on February 3, 2012 (the “Distribution Date”); however, if the conditions have not been satisfied or waived on the Distribution Date, the Distribution Date may be extended until the conditions shall be satisfied or waived. Approximately 34.5 million shares of Post common stock are expected to be outstanding immediately following the separation.

No fractional shares of Post common stock will be distributed in connection with the distribution. Fractional shares that Ralcorp shareholders would otherwise have been entitled to receive will be aggregated and sold in the public market by the distribution agent. The aggregate net proceeds of these sales will be distributed ratably to those shareholders who would otherwise have been entitled to receive fractional shares.

The distribution of Post shares will be made in book-entry form and no action or payment by Ralcorp shareholders is required to receive Post shares. No physical share certificates of Post will be issued. An information statement containing details of the separation and important information about Post will be mailed to Ralcorp shareholders prior to the Distribution Date.

It is intended that the Post separation, as structured, will qualify as a tax-free distribution to Ralcorp shareholders for U.S. federal tax purposes. Cash received in lieu of fractional shares will, however, be taxable. Ralcorp shareholders should consult their tax advisers with respect to U.S. federal, state, local and foreign tax consequences of the Post separation.

Ralcorp shares will continue to trade “regular way” on the NYSE under the symbol “RAH” through and after the February 3, 2012 Distribution Date. Any holders of shares of Ralcorp common stock who sell Ralcorp shares regular way on or before February 3, 2012, will also be selling their right to receive shares of Post common stock. In addition, it is anticipated that Ralcorp shares will trade ex-distribution (without the right to receive shares of Post common stock) on or about January 26, 2012, and continue through the Distribution Date under the symbol “RAH WI.” Investors are encouraged to consult with their financial advisers regarding the specific implications of buying or selling Ralcorp common stock on or before the Distribution Date.

Post common stock is expected to begin “when issued” trading on the NYSE under the symbol “POST WI” beginning on January 26, 2012. On the Distribution Date, “when issued” POST WI trading will end and “regular-way” trading under the symbol “POST” will begin. The CUSIP number for Post common stock will be 737446 104.

Before the separation, Ralcorp and Post will enter into a Separation and Distribution Agreement and various other agreements related to the separation. The distribution of Post common stock is subject to the satisfaction or waiver of certain conditions including, but not limited to, the Registration Statement on Form 10 for Post common stock being cleared by the SEC, the receipt of an IRS letter ruling and opinion of tax counsel, the completion of related financing transactions, Post common stock being accepted for listing on the NYSE and the other conditions summarized in the preliminary form of information statement included in Amendment No. 1 to the Registration Statement on Form 10 (the “Form 10”) filed by Post with the SEC. Post has applied to list its common stock on the NYSE. The transaction does not require approval from Ralcorp shareholders. Amendment No. 2 to the Form 10 includes as Exhibit 2.1, a preliminary form of the Separation and Distribution Agreement, including the closing conditions. Those filings are available at www.sec.gov.

Cautionary Statement on Forward-Looking Statements

Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this release. These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may,” or similar expressions elsewhere in this release. All forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors and risks include, but are not limited to, unanticipated developments that prevent, delay or negatively impact the proposed separation, disruption to operations as a result of the proposed separation, inability of one or more of the businesses to operate independently following the completion of the proposed separation, general economic conditions, and other financial, operational and legal risks and uncertainties detailed from time to time in Ralcorp’s cautionary statements contained in its filings with the SEC and that Post identifies in its Form 10 Registration Statement. Ralcorp disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release. There can be no assurance that the proposed transactions will be completed as anticipated or at all.

About Ralcorp Holdings, Inc.

Ralcorp produces Post branded cereals, a variety of private-brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; frozen and refrigerated doughs; and dry pasta. For more information about Ralcorp, visit the Company’s website at www.ralcorp.com.

Contact:

Robert Vitale

Chief Financial Officer (Post)

(314) 644-7601

Matt Pudlowski

Director, Business Development (Ralcorp)

(314) 877-7091

Joele Frank / Eric Brielmann / James Golden

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449